[PLATO Learning Logo]

For Immediate Release
Contact:	Mike Morache –President & CEO

Larry Betterley – Sr. VP & CFO

Steve Schuster – VP & Treasurer

952.832.1000

PLATO Learning, Inc. Provides Updated Financial Guidance for
Third Quarter and Fiscal Year 2005

MINNEAPOLIS, MN – August 4, 2005 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-Adult computer-based and e-learning solutions, announced today that it expects revenues for the third quarter ended July 31, 2005 to total approximately $30.0 million to $32.0 million, versus $40.6 million in the third quarter of 2004. As a result, the net loss for the quarter is expected to be between $1.5 million and $3.5 million.

Final revenues and operating results for the third quarter ended July 31, 2005 will be announced on September 1, 2005, following completion of the Company’s regular quarterly closing and analysis procedures and review by the Company’s independent auditors. Final results could vary from those currently projected.

Mike Morache, President and CEO, said, “Revenue for the quarter was primarily affected by a shortfall in courseware orders. As we have discussed previously, many changes have been implemented in our sales organization structure and to the processes and procedures used to sell our products. Most of these changes were implemented in the first half of the year; however, the learning process is not fully completed, which significantly impacts the performance of the sales organization. These changes are critical to the success of the company in the long term and will continue to be fully implemented, even though they may have negative effects on our financial results in the near term.”

“Also affecting third quarter revenue was attrition in sales personnel, largely driven by the changes we are implementing. While most of these open positions were filled in a timely manner, the transition to new employees delayed orders. In addition, some districts experienced funding delays from their states that moved orders to future periods,” said Morache.

“Order growth is expected from third quarter to fourth quarter of this year; however, given third quarter’s performance, we expect revenue in the fourth quarter to be below the 2004 level. We are continuing to evaluate the effect our third quarter performance will have on future quarters and expect to provide additional guidance at our conference call on September 1, 2005,” said Morache.

Quarterly Conference Call
A conference call to discuss this announcement is scheduled for today at 3:45 PM (CDT). The dial-in number for this call is 800.553.0329 (International is 612.332.0636). Please call ten minutes prior to the start of the call and inform the operator you are participating in PLATO Learning’s call. Should you be unable to attend the live conference call, a recording will be available to you from 7:15 p.m. on August 4, 2005, through midnight, August 11, 2005. To access the recording call: 800.475.6701 (International is 320.365.3844. At the prompt, enter pass code number 792167.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ, with trailing 12-month revenues of approximately $130 million. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout the United States, Canada, and the United Kingdom, as well as international distributors in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. All other company and product names may be trademarks or registered trademarks of their respective companies.